UNITED STATES

SECURITIES AND EX

CHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

December 21, 2009
Date of Report (Date of earliest event reported)

Rovi Corporation
(Exact name of registrant as specified in its charter)

      Delaware                                     000-53413                                     26-1739297
(State or other jurisdiction of                 (Commission                               (I.R.S. employer
incorporation or organization)                         File No.)                                identification number)

2830 De La Cruz Boulevard
Santa Clara, California 95050
(Address of principal executive offices, including zip code)

(408) 562-8400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 21, 2009, Rovi Corporation (the “Company”) entered into an Executive Severance and Arbitration Agreement (the “Severance Agreement”) with Thomas Carson, the Company’s Executive Vice President, Worldwide Sales & Services.  The Severance Agreement provides, among other things, that in the event that a Change in Control of the Company occurs and, within the period beginning ninety (90) days before the date of the Change in Control and ending 12 months thereafter, Mr. Carson’s employment either is terminated by the Company without Cause or Mr. Carson voluntarily terminates his employment with the Company with Good Reason, (i) the Company shall continue to pay Mr. Carson at his regular base pay and shall provide certain Welfare Benefits for a period of 12 months immediately following the termination of employment; provided, that if Mr. Carson commences new employment within such 12 month period, such severance pay and Welfare Benefits shall cease on the later of the date six months after the termination of employment with the Company or the date Mr. Carson commences new employment; and (ii) all unvested options and other equity compensation granted to Mr. Carson will immediately vest and become exercisable.

The Severance Agreement supersedes and replaces Mr. Carson’s Employment Agreement with the Company dated January 27, 2006, as amended on October 12, 2006, which was terminated in connection with the execution of the Severance Agreement.

Capitalized terms used above but not defined are defined in the Severance Agreement.  The foregoing description of the Severance Agreement is a summary and is qualified in its entirety by reference to the copy of the Executive Severance and Arbitration Agreement attached hereto as Exhibit 10.1 and incorporated by reference herein.

ITEM 9.01    Financial Statements and Exhibits.

   (d)    The following exhibit is filed with this report on Form 8-K:

Exhibit
Number                      Description

10.1	Executive Severance and Arbitration Agreement with Thomas Carson dated December 21, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rovi Corporation
(Registrant)
Date: December 23, 2009	By:	/s/ Stephen Yu
Stephen Yu
EVP and General Counsel